Rule 424(b)(3)

                            THE MILLBROOK PRESS, INC.
                       SUPPLEMENT DATED DECEMBER 30, 1998
                                       TO
                       PROSPECTUS DATED DECEMBER 31, 1997

       The following information supplements the information contained in the Prospectus dated December 31, 1997 ("Prospectus") relating to the sale of an aggregate of 1,045,000 shares of common stock, $.01 par value ("Common Stock"), by certain persons ("Selling Stockholders"). All capitalized terms used herein which are not otherwise defined have the meaning ascribed to them in the Prospectus.

       The following updates the table under the section "Common Stock Selling Stockholders" set forth in the Prospectus found on pages 14, 15, and 16, to account for private sales of certain of the August 1996 Warrants. The 1996 Warrant Shares underlying the August 1996 Warrants have been registered under the registration statement of which the Prospectus forms a part. The following table sets forth (i) the number of shares of Common Stock owned by each Selling Shareholder at December 1, 1998, (ii) the number of shares being offered for resale hereby by each Selling Shareholder; and (iii) the number and percentage of shares of Common Stock to be held by each Selling Shareholder after the completion of this Offering. Except as otherwise indicated in the Footnotes to such table, none of such Selling Shareholders has been an officer, director or employee of the Company for the past three years.


                   NAME                           Number of Shares of Common Stock      Shares to be      Shares of Common Stock
                                                     Beneficially Owned Prior to      Sold in Offering       Beneficially Owned
                                                           Offering (1)               ----------------         After Offering
                                                           ------------                                        --------------
                                                       Number      Percent                               Number           Percent
                                                       ------      -------                               ------           -------

Leon Abramson and Lorraine Abramson                    12,500         *                  12,500            0                 0
Richard Ackerman                                       12,500         *                  12,500            0                 0
Alsa, Inc.                                             25,000         *                  25,000            0                 0
Applewood Associates LP (2)(17)                       771,213        21.1               200,000         571,213             16.5
Neil Bellett                                           12,500         *                  12,500            0                 0
Jeffrey Conrad (3)                                    117,500        3.3                 12,500         105,000              2.9
Dalewood Associates, L.P.                              89,750        2.5                 89,750            0                 0
Richard Etra and Kenneth Etra                           6,500         *                   6,500            0                 0
Steven Etra                                            16,250         *                  16,250            0                 0
Andrew Feiner                                          12,500         *                  12,500            0                 0
Barry Fingerhut (4)(17)                             2,013,748        52.2                75,000(5)    1,613,748            46.7
Gordon M. Freeman                                      50,000        1.4                 50,000            0                 0
Howard Graham (6)                                     173,529        4.9                 12,500         161,029             4.5
Ernest Gottdiener                                      12,500         *                  12,500            0                 0
Peter Hunt                                             12,500         *                  12,500            0                 0
Norman Kurtz                                           12,500         *                  12,500            0                 0
Irwin Lieber (7)(17)                                2,012,748        52.2                75,000(5)    1,612,748            46.7
Anthony Peyser                                         12,500         *                  12,500            0                 0
RJB Partners, L.P.                                     12,500         *                  12,500            0                 0
Rebecca Rubenstein                                     25,000         *                  25,000            0                 0
Alan J. Rubin                                          12,500         *                  12,500            0                 0
Chana Sasha Foundation                                 16,667         *                  16,667            0                 0
Alan and Nancy Shapiro                                  6,250         *                   6,250            0                 0
21st Century Communications Foreign                 1,068,678        30.0                11,500(11)     943,678             21.0
Partners, L.P.(8)(17)
21st Century Communications T-E Partners,           1,068,678        30.0                28,500(12)     943,678             21.0
L.P.(9)(17)
21st Century Communications, L.P.(10)(17)           1,068,678        30.0                85,000(13)     943,678             21.0
Charles Warshaw                                         6,250         *                   6,250            0                 0
Aaron Wolfson                                          16,667         *                  16,666            0                 0
Abraham Wolfson                                        16,667         *                  16,667            0                 0
Woodland Partners                                     153,857        4.4                 75,000          78,857             2.3
GKN Securities Corp. (14)                             179,015        2.5                 89,265(15)        0                 0
Roger Gladstone (16)                                  24,345(13)      *                  24,345            0                 0
Robert Gladstone (16)                                 24,345(13)      *                  24,345            0                 0
David M. Nussbaum (16)                                24,345(13)      *                  24,345            0                 0
Kirlin Securities, Inc.                                 7,700         *                   7,700            0                 0


*          Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of the Company's Common Stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2) Represents 571,213 shares of Common Stock and 200,000 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants. The general partners of Applewood Associates, L.P. are Irwin Lieber, Barry Rubenstein, Barry Fingerhut and Applewood Capital Corp.

(3) Mr. Conrad has served as President and Chief Executive Officer of the Company since October 1996. Consists of 105,000 shares of Common Stock issuable upon presently exercisable options or options exercisable within sixty (60) days and 12,500 shares of Common Stock issuable upon presently exercisable August 1996 Warrants.

(4) Mr. Fingerhut served as the Chairman of the Board of the Company from February 1994 to October 1997 and has served as a Director of the Company since February 1994. Represents (i) 84,857 shares of Common Stock owned by Mr. Fingerhut, (ii) an aggregate of 943,678 shares of Common Stock owned by 21st Century Communications Partners, L.P. ("21st Partners"), 21st Century Communications T-E Partners, L.P. ("21st T-E") and 21st Century Communications Foreign Partners, L.P. ("21st Foreign"), (iii) 571,213 shares of Common Stock owned by Applewood Associates, L.P. ("Applewood"), (iv) 200,000 shares of Common Stock issuable upon the exercise of August 1996 Warrants held by Applewood issued in an August 1996 Bridge Financing ("Bridge Financing"), (v) 125,000 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st Partners, 21st T-E, and 21st Foreign, (vi) 14,000 shares owned by Pamela

           Fingerhut, the wife of Mr. Fingerhut and (vii) 75,000 shares of Common Stock issuable upon exercise of August 1996 Warrants held by Mr. Fingerhut. By virtue of being a shareholder, officer and director of InfoMedia Associates, L.P. ("InfoMedia") which is a general partner of 21st Partners, 21st T-E and 21st Foreign, a general partner of Applewood, and the husband of Pamela Fingerhut, Mr. Fingerhut may be deemed to have shared power to vote and to dispose of 1,853,891 shares of Common Stock owned by such recordholders, of which Mr. Fingerhut disclaims beneficial ownership, except to the extent of his equity interest in such recordholders.

(5) Does not include 1996 Warrant Shares to be sold by 21st Foreign, 21st Partners, 21st T-E or Applewood.

(6) Mr. Graham has been a Director of the Company since 1989, served as a Vice President since the Company's inception in 1989 until December 1997 and has been Chairman of the Board of the Company since October 1997. Represents 91,250 shares of Common Stock issuable upon presently exercisable options or options exercisable within sixty
           (60) days, 12,500 shares of Common Stock issuable upon presently exercisable August 1996 Warrants which are owned by Mr. Graham and his wife as joint tenants, and 69,779 shares of Common Stock which are owned by Mr. Graham and his wife as joint tenants.

(7) Represents (i) 97,857 shares owned by Mr. Lieber, (ii) 943,678 shares of Common Stock owned by 21st Partners, 21st T-E and 21st Foreign,
           (iii) 571,213 shares of Common Stock owned by Applewood, (iv) 200,000 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by Applewood, (v) 125,000 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st Partners, 21st T-E and 21st Foreign and (vi) 75,000 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by Mr. Lieber. By virtue of being a shareholder, officer and director of InfoMedia which is a general partner of 21st Partners, 21st T-E and 21st Foreign, and a general partner of Applewood, Mr. Lieber may be deemed to have shared power to vote and dispose of the shares of Common Stock owned by 21st Partners, 21st T-E and 21st Foreign and Applewood. Mr. Lieber disclaims beneficial ownership of the securities owned by 21st Partners, 21st T-E and 21st Foreign and Applewood, except to the extent of his equity interest in such recordholders.

(8)        Represents  (i) 86,142  shares of Common Stock owned by 21st Foreign,
           (ii) 639,840 shares of Common Stock and 217,696 shares of Common Stock owned by 21st Partners and 21st T-E, respectively of which 21st Foreign disclaims beneficial ownership, (iii) 11,500 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st Foreign and (iv) 28,500 and 85,000 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st T-E and 21st Partners, respectively. The general partners of 21st Foreign are Sandler Investment Partners, L.P., a New York limited partnership ("Sandler General Partner") and InfoMedia. The general partner of the Sandler General Partner is Sandler Capital Management, a New York general partnership ("SCM"). The general partners of SCM and corporations that are affiliates of Harvey Sandler, Barry Lewis, John Kornreich, Michael Marocco and Andrew Sandler. Infomedia's shareholders are Irwin Lieber, Barry Fingerhut and Barry Rubenstein.

(9) Represents (i) 217,696 shares of Common Stock owned by 21st T-E, (ii) 639,840 shares of Common Stock and 86,142 shares of Common Stock owned by 21st Partners and 21st Foreign, respectively, of which 21st T-E disclaims beneficial ownership, (iii) 28,500 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st T-E and (iv) 11,500 and 85,000 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st Foreign and 21st Partners, respectively, of which 21st T-E disclaims beneficial ownership, The general partners of 21st Partners are the Sandler General Partner and InfoMedia. The general partner of the Sandler General Partner is SCM. The general partners of SCM are corporations that are affiliates of one or more of Harvey Sandler, Barry Lewis, John Kornreich, Michael Marocco and Andrew Sandler. InfoMedia's shareholders are Irwin Lieber, Barry Fingerhut and Barry Rubenstein.

(10)       Represents (i) 639,840 shares of Common Stock owned by 21st Partners,
           (ii) 217,696 shares of Common Stock and 86,142 shares of Common Stock owned by 21st T-E and 21st Foreign, respectively, of which 21st Partners disclaims beneficial ownership (iii) 85,000 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st Partners and (iv) 11,500 and 28,500 shares of Common Stock issuable upon the exercise of presently exercisable August 1996 Warrants held by 21st Foreign and 21st T-E respectively, of which 21st Partners disclaims beneficial ownership. The general partners of 21st Partners are the Sandler General Partner is SCM. The general partners of SCM are corporations that are affiliates of one or more of Harvey Sandler. InfoMedia's shareholders are Irwin Lieber, Barry Fingerhut and Barry Rubenstein.

(11)       Does not include 1996  Warrant  Shares to be sold by 21st T-E or 21st
           Partners.

(12) Does not include 1996 Warrant Shares to be sold by 21st Foreign or 21st Partners.

(13)       Does not include 1996  Warrant  Shares to be sold by 21st T-E or 21st
           Foreign.

(14)       Includes 89,750 1996 Warrant Shares held by Dalewood Associates, L.P.

(15) Does not include 89,750 1996 Warrant Shares to be sold by Dalewood Associates, L.P.

(16) Excludes Purchase Option Shares held by GKN Securities Corp. Messrs. Nussbaum and Gladstone are directors and officers of GKN Securities Corp. and they each disclaim beneficial ownership of all Purchase Option Shares held by GKN Securities Corp.

(17) With respect to Applewood, Irwin Lieber and Barry Fingerhut, the foregoing information is derived from a Schedule 13D filed with the Commission by such individuals or entities on June 29, 1997, as amended through October 9, 1998. With respect to 21st Partners, 21st T-E and 21st Foreign, the foregoing information is derived from a
           Schedule 13D filed with the Commission by such individuals or entities on June 29, 1997